Exhibit 10.16

Frontier Oil Corporation

Omnibus Incentive Compensation Plan

Restricted Stock Agreement

Grantee:

Date of Grant:

Number of Shares of Restricted Stock Granted:

1. Restricted Stock Grant. I am pleased to inform you that Frontier Oil Corporation, (hereinafter referred to together with any successor to all or substantially all of the business thereof as the “Company”) has granted you 70,000 shares of “Restricted Stock” under the Frontier Oil Corporation Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms not separately defined herein shall have the meaning set forth in the Plan. The terms of the grant are subject to the terms of the Plan and this Agreement.

2. Vesting. Subject to the further provisions of this Agreement your Restricted Stock will vest as follows: 25% on March 13, 2012, 25% on March 13, 2013, and 50% on March 13, 2014, subject to your continued employment through each applicable vesting date. Any shares that have vested shall cease to be subject to any of the restrictions otherwise described herein and shall no longer be referred to as Restricted Stock. Upon the occurrence of any of the following events any remaining Restricted Stock shall become vested or be forfeited, as the case may be, as provided below:

3. Death, Retirement or Disability. If you cease to be an employee of the Company or any Affiliate as a result of your death, Retirement or a disability that entitles you to disability benefits under the Company’s long-term disability plan (“Disability”), any shares of Restricted Stock then outstanding automatically shall become 100% vested upon your termination of employment. As used herein, “Retirement” means your termination of employment with the Company or any Affiliate for reasons other than Cause after your 55th birthday and with the consent of the Committee.

4. Other Terminations. Subject to Section 10 below, if you cease to be an employee of the Company and its Affiliates for any reason other than due to death, Retirement or Disability, all shares of Restricted Stock then outstanding, if any, automatically shall be forfeited without payment upon your termination of employment.

5. Dividends. You shall be entitled to payment of any and all dividends declared with respect to your Restricted Stock on the same basis as if such Restricted Stock was vested, and such dividends will not be subject to vesting of other restrictions applicable to the underlying Restrict Stock.

6. Adjustments. If a “Closing,” as defined in the Agreement and Plan of Merger By and Among Holly Corporation, North Acquisition, Inc. and Frontier Oil Corporation Dated as of February 21, 2011 (the “Merger Agreement”) occurs prior to the vesting of Restricted Stock, then on such Closing any such Restricted stock shall be exchanged for shares of “Holly Common Stock” based upon the “Exchange Ratio” as both terms are defined in the Merger Agreement, provided that all of the restrictions, terms and conditions set forth herein shall continue to apply to the shares received in such exchange. In such case “Company Stock” shall refer to Holly Common Stock and “Restricted Stock” shall refer to the shares of Holly Common Stock received in such exchange.

7. Change of Control. Pursuant to the specific determination of the Committee, and contrary to any provision of the Plan that might otherwise apply in the absence of such determination, a Change in Control will not, of itself, result in:

(a)	acceleration of vesting of any rights hereunder, or

(b)	lapse of any restrictions otherwise applicable to Restricted Stock (in either case a “Single Trigger”). Unless otherwise specifically determined in writing by the Compensation Committee your award hereunder shall not terminate on a Change of Control, but shall be assumed by the successor (or a parent thereof) in any such transaction.

8. Nontransferability of Award. The shares of Restricted Stock may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or a qualified domestic relations order. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

9. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and, except as expressly provided in Section 10, below, this Agreement shall supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the same. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.

10. Withholding of Tax. To the extent that the vesting of Restricted Stock or any dividend payment results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or an Affiliate such amount of money as the Company or an Affiliate may require to meet its withholding obligations under such applicable law; provided, however, you may direct the Company to withhold such number of shares of Restricted Stock or dividends that would otherwise be vested or delivered to you hereunder that have an aggregate faire market value that does not exceed the amount of taxes required to be withheld by the Company or an Affiliate. No delivery of Shares shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or an Affiliate to satisfy in full the applicable tax withholding requirements of the Company or an Affiliate.

11. Amendment. This Agreement may be modified only by a written agreement signed by you and an officer of the Company who is expressly authorized by the Company to execute such document; provided, however, notwithstanding the foregoing, the Company may make any change to this agreement without your consent if such change is not materially adverse to your rights under this Agreement.

12. Other Agreements. The terms of any Change of Control and/or Severance Agreement (a “Protective Agreement”) between you and the Company in effect on the Date of Grant are incorporated herein by reference and to the extent any Protective Agreement continues to be in effect on any relevant date hereunder, it shall control over any provisions in this Agreement (but not provisions in the Plan) in conflict with the terms of such Protective Agreement, provided that no Protective Agreement shall control this Agreement so as to provide for either:

(a)	a Single Trigger hereunder, or

(b)	acceleration of vesting hereunder upon a voluntary termination of employment, if such right to acceleration would otherwise arise solely from your resignation as a result of either (i) a requirement that you be based in Dallas, Texas or (ii) a requirement that you be absent from your regular office on travel status or otherwise more than a total of 60 but less than 90 business days in any calendar year or more than 20 but less than 30 consecutive days, and by executing this grant agreement you waive any such right as applied to Restricted Stock hereunder.

FRONTIER OIL CORPORATION

By:
Name:
Title:

EMPLOYEE: